Exhibit 5.12

March 6, 2014

Southwood Psychiatric Hospital, LLC

830 Crescent Centre Drive, Suite 610

Franklin, TN 37067

Re: Southwood Psychiatric Hospital, LLC

Ladies and Gentlemen:

We have acted as special local counsel in the Commonwealth of Pennsylvania (the “Commonwealth”), to Southwood Psychiatric Hospital, LLC, a Pennsylvania limited liability company, the successor by merger with Southwood Psychiatric Hospital, Inc., a Pennsylvania corporation (the “Pennsylvania Guarantor”), with respect to the guarantee by the Pennsylvania Guarantor (the “Guarantee”), of the 6.125% Senior Notes due 2021 in the aggregate principal amount of $150,000,000 (the “Exchange Notes”), to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in exchange for a like aggregate principal amount of 6.125% Senior Notes due 2021 issued by the Company on March 12, 2013 and guaranteed by the Pennsylvania Guarantor and other guarantors. The Exchange Notes are to be issued by the Company and guaranteed by the Pennsylvania Guarantor and other guarantors pursuant to an Indenture dated as of March 12, 2013 (the “Indenture”), among the Company, the guarantors named therein, including the Pennsylvania Guarantor, and U.S. Bank National Association, as trustee.

In connection with issuing this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

1. A subsistence certificate dated February 18, 2014, issued by the Secretary of the Commonwealth with respect to the Pennsylvania Guarantor (“Subsistence Certificate”);

2. The articles of incorporation and all amendments thereto of Southwood Psychiatric Hospital, Inc., a Pennsylvania corporation, certified by the Secretary of the Commonwealth on February 28, 2014;

3. The certificate of formation and all amendments thereto of Southwood Psychiatric Hospital, LLC, a Pennsylvania limited liability company, certified by the Secretary of the Commonwealth on February 28, 2014;

4. The Secretary’s Certificate of the Guarantors dated March 6, 2014 (the “Secretary’s Certificate”) and the exhibits attached thereto with respect to the Pennsylvania Guarantor, which we have deemed appropriate;

5. The Indenture;

6. The form of the Exchange Notes (attached as an exhibit to the Indenture); and

7. The form of the notation of guaranty for the Guarantee (attached as an exhibit to the Indenture).

Items 1 through 4 above are collectively referred to as the “Organizational Documents.” Items 5 through 7 above are collectively referred to as the “Securities Documents.” Except as to the documents delineated above, we have not reviewed, and express no opinion as to any other instrument or document referred to in the Organizational Documents or the Securities Documents, and we express no opinion with respect to the Organizational Documents or the Securities Documents except for those expressly set forth below.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have assumed that each of Organizational Documents and the Securities Documents has not been amended subsequent to its respective date, and that there has been no change in any of the matters set forth in the Subsistence Certificate or the Secretary’s Certificate. We express no opinion regarding the enforceability of each of the Securities Documents against each party thereof, including the Pennsylvania Guarantor. As to all questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of officers and representatives of the Pennsylvania Guarantor and the Company and upon the representations and warranties of the Pennsylvania Guarantor and the Company contained in the Organizational Documents and the Securities Documents. As used herein, “of which we are aware” means that conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Indenture.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. Based solely on the Subsistence Certificate, the Pennsylvania Guarantor is a subsisting limited liability company under the laws of the Commonwealth.

2. The Pennsylvania Guarantor has the power and authority to enter into and perform its obligations under the Indenture and the Guarantee.

3. The Pennsylvania Guarantor has duly authorized, executed and delivered the Indenture, has duly authorized the Guarantee (including the execution and delivery of the Guarantee), and has duly authorized the performance of its obligations under the Indenture and the Guarantee.

4. The execution and delivery of the Indenture and the Guarantee by the Pennsylvania Guarantor and the performance by the Pennsylvania Guarantor of its obligations under the Indenture and the Guarantee (a) will not result in any violation of any provisions of the Organizational Documents; (b) will not result in any violation of (i) any law of the Commonwealth applicable to the Pennsylvania Guarantor that in our experience is customarily applicable to transactions of the nature contemplated by the Indenture and the Guarantee (other than state securities, blue sky or usury laws, as to which we express no opinion) or (ii) any judgment, writ, injunction, decree or order of any governmental authority of the Commonwealth binding on the Pennsylvania Guarantor of which we are aware.

5. No consent, approval, authorization or order of any Commonwealth court or governmental authority of the Commonwealth was required in connection with the execution and delivery of the Indenture and the Guarantee by the Pennsylvania Guarantor or is required for the performance of the Pennsylvania Guarantor of its obligations under the Indenture and the Guarantee.

The opinions expressed herein are limited to the laws of the Commonwealth and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

Waller Lansden Dortch & Davis, LLP may rely upon this opinion in connection with its opinion addressed to the Company, filed as Exhibit 5.1 to the Registration Statement (as defined below), to the same extent as if it were an addressee hereof . We hereby consent to the use of this letter as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 6, 2014, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Exchange Notes. In giving such consent we express no opinion as to whether we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Pepper Hamilton LLP